Exhibit 8.2

[Letterhead of Wilson Sonsini Goodrich & Rosati, Professional Corporation]

June 4, 2008

Ansoft Corporation

225 West Station Square Drive, Suite 200

Pittsburgh, PA 15219-1119

Ladies and Gentlemen:

We have acted as counsel to Ansoft Corporation, a Delaware corporation (“Company”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of March 31, 2008 (the “Agreement”), by and among Company, ANSYS, Inc., a Delaware corporation (“Parent”), Evgeni, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Sidney LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger LLC”).

Pursuant to the Agreement, (i) Merger Sub will merge with and into Company, with Company as the surviving corporation (the “First Step Merger”), and (ii) immediately following the First Step Merger, as part of a single integrated plan, the Company will merge with and into Merger LLC, with Merger LLC as the surviving entity (the “Second Step Merger”, and collectively with the First Step Merger, the “Mergers”). The Mergers and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent, which includes the proxy statement/prospectus relating to the Mergers (the “Proxy Statement/Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the First Step Merger and the Second Step Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Proxy Statement/Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the Effective Time of the statements, representations and warranties made by Parent, Merger Sub, Merger LLC and Company in the Agreement or the Proxy Statement/Prospectus; (iii) the continuing truth and accuracy at all times through the Effective Time of the certificates of representations provided to us by Parent, Merger Sub, Merger LLC and Company; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Parent, Merger Sub, Merger LLC or Company or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Ansoft Corporation

June 4, 2008

Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein, the discussion contained in the Registration Statement under the caption “The Mergers—Material United States Federal Income Tax Consequences of the Mergers,” subject to the limitations and qualifications described therein, represents our opinion with respect to the material U.S. federal income tax consequences of the Mergers.

This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws, including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Because this opinion is being delivered prior to the effective time of the Second Step Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Mergers, or that contrary positions may not be taken by the Internal Revenue Service or the courts. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or foreign tax consequences that may result from the Mergers or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Mergers).

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Mergers, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation